Exhibit 99.2

Chart Industries to Acquire GOFA; Broadening LNG Mobile Products

CLEVELAND, July 26, 2011 (GLOBE NEWSWIRE) — Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, announced today that it has entered into a definitive agreement to acquire GOFA Gocher Fahrzeugbau GmbH and related companies (“GOFA”) for cash, subject to customary working capital adjustments. The acquisition includes all products and services sold under the GOFA global brand. Financial terms of the transaction were not disclosed, and it is expected to be completed during the third quarter of 2011.

GOFA, located in Goch, Germany, designs, manufactures, sells, and services cryogenic and non-cryogenic mobile equipment primarily for the European region. Since 1962, GOFA has been supplying a variety of customers in the industrial gas, energy, chemical and other industries. GOFA’s cryogenic mobile business completes Chart’s European liquefied natural gas (LNG) product offering, allowing for comprehensive LNG product solutions. GOFA will operate in Chart’s Distribution and Storage (D&S) business segment.

“The acquisition of GOFA is an excellent strategic fit for us by extending our LNG distribution product offering with a company known for high quality and a strong reputation,” said Sam Thomas, Chairman, CEO and President of Chart Industries.

“GOFA has excellent sales and service capabilities in a region in which we are enthusiastic about expanding our presence. GOFA’s products and strong customer relationships are an exciting addition to the Chart D&S portfolio. We look forward to leveraging GOFA’s portfolio of mobile equipment in improving our cryogenic distribution solutions worldwide. Of particular interest is the significant global demand for LNG mobile equipment,” stated Tom Carey, President of Chart D&S.

Christa Janssen, Managing Director of GOFA, commented “Chart’s position as a leading manufacturer of cryogenic equipment will facilitate geographic expansion of GOFA’s mobile equipment. This acquisition creates growth opportunities for GOFA employees that are very exciting for all of us.”

Completion of the transaction is subject to customary closing conditions. The acquisition is expected to be accretive to Chart’s 2011 earnings. GOFA projects its full-year 2011 revenues to be approximately €22 million.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future revenues, business trends, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully close the acquisition and integrate GOFA’s business, cyclicality of product markets, a delay or reduction in customer purchases, cancellation of customer orders, competition, and economic, political, business and market risks associated with international operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart visit: http://www.chart-ind.com and for GOFA visit http://www.gofa.de

For more information, click here: http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1 or

Contact:

Chart Industries, Inc.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

216-626-1216

Michael.Biehl@chartindustries.com

Chart Industries, Inc.

Ken Webster, Vice President, Chief Accounting Officer and Controller

216-626-1216

Ken.Webster@chartindustries.com